Exhibit (11)(a)

November 23, 2022

EA Series Trust

19 Eagle Road

Havertown, PA 19083

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-265923)

Ladies and Gentlemen:

We have acted as counsel to EA Series Trust, formerly known as Alpha Architect ETF Trust, (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended as an open-end series management investment company.

We have been requested by EA Series Trust, formerly known as Alpha Architect ETF Trust (the “Trust”) for our opinion with respect to certain matters relating to the Alpha Architect Tail Risk ETF (the “Acquiring Fund”), a series of the Trust. The Trust filed a Registration Statement on Form N-14 (the “Registration Statement”) for the purpose of registering shares of the Trust under the 1933 Act, in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Arin Large Cap Theta Fund, a series of the Starboard Investment Trust (the “Acquired Fund”), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), a form of which was included in the Registration Statement.

In reaching the opinion set forth below, we have examined, among other things, copies of the Trust’s Restated Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Acquiring Fund’s Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion.

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

PRACTUS, LLP

11300 Tomahawk Creek Pkwy   ●   Ste. 310   ●   Leawood, Kansas 66211   ●   (949) 629-3928

Practus.com

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based upon the foregoing, and assuming the approval of the Plan described in the Registration Statement by shareholders of the Acquired Fund, and that the Registration Statement is effective, it is our opinion that the shares of the Acquiring Fund, when issued in accordance with the Plan and the Trust’s Agreement and Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ PRACTUS, LLP

Practus, LLP